Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of North Central Bancshares, Inc. and subsidiaries of our report dated March 12, 2010, relating to our audits of the consolidated financial statements, which appear in the Annual Report on Form 10-K of North Central Bancshares, Inc. and subsidiaries for the year ended December 31, 2009.

/s/ McGladrey & Pullen, LLP

Des Moines, Iowa
August 6, 2010